Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 of our report dated January 22, 2013, on MDS Energy Development, LLC and Subsidiaries balance sheet as of September 30, 2012 appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use of our report dated January 22, 2013 in the Registration Statement of MDS Energy Public 2013-A LP as of December 31, 2012 and for the year then ended appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania January 24, 2013